Exhibit 99.1


[GRAPHIC OMITTED]


CONTACT:
Medis Technologies Ltd.
Robert K. Lifton
Chairman & CEO
(212) 935-8484


             MEDIS TECHNOLOGIES RESPONDS TO ANNOUNCEMENT OF LAWSUIT
                            - ASSERTS IT LACKS MERIT

NEW YORK, NY - April 25, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) today responded to a public announcement by a New York City law firm that it had initiated a purported class action against Medis and its Chief Executive Officer. Although Medis has not as yet been served with any legal process, it has reviewed the complaint as posted on the website of the plaintiff's law firm. Medis believes that such complaint is wholly without merit and will be vigorously contested.

Medis reaffirmed the truthfulness of its April 13, 2007 press release upon which the lawsuit was premised and further stated that a third party article elaborating upon such press release and cited in the plaintiff's complaint was materially inaccurate and that Medis had so informed its author prior to the article's publication and told him not to publish the article.

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.


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